                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         COMPREHENSIVE CARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                      [COMPREHENSIVE CARE CORPORATION LOGO]




                                                             September 30, 1998

Dear Comprehensive Care Corporation Stockholder:

       On behalf of the Board of Directors and management of your Company, I cordially invite you to attend our Annual Meeting of Stockholders of Comprehensive Care Corporation (the "Company") on Tuesday, November 17, 1998 at 10:00 a.m. Eastern Standard Time, at the principal offices of the Company, located at 4200 West Cypress Street, Suite 300, Tampa, Florida 33607, and any adjournments or postponements thereof.

       I urge you to attend the Annual Meeting to give us an opportunity to meet you personally and to answer any questions you may have.

       I hope that you will be able to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please sign and promptly return the enclosed proxy card in the return postage paid envelope provided.

       I look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Chriss W. Street

                                                Chriss W. Street
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                         COMPREHENSIVE CARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD TUESDAY, NOVEMBER 17, 1998

                       ----------------------------------

To the Stockholders of Comprehensive Care Corporation:

       Notice is hereby given that the 1998 Annual Meeting of Stockholders of Comprehensive Care Corporation (the "Company") will be held at the principal offices of the Company, located at 4200 West Cypress Street, Suite 300, Tampa, Florida 33607 on Tuesday, November 17, 1998 at 10:00 a.m. Eastern Standard Time, and any adjournments or postponements thereof for the following purposes:


       1. To elect one Class III director to serve until the year 2001 Annual Meeting of Stockholders and until his successor is elected and qualified;

       2. To act upon a proposal to amend the Comprehensive Care Corporation 1995 Incentive Plan as amended to increase the number of shares authorized and available for issuance pursuant to grants made thereunder from 600,000 to 1,000,000 shares; and

       3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.


       Stockholders of record at the close of business on September 29, 1998, are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the principal offices of the Company.


                                        By Order of the Board of Directors,

/s/ Courtney Watson

Courtney Watson
Secretary


September 30, 1998


       YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF A FOLLOW-UP MAILING.

                         COMPREHENSIVE CARE CORPORATION
                       4200 WEST CYPRESS STREET, SUITE 300
                              TAMPA, FLORIDA 33607
                                 (813) 876-5036

                               ------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 17, 1998

                               -------------------

       The Board of Directors of Comprehensive Care Corporation (the "Company") solicits your proxy for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, November 17, 1998 at 10:00 a.m., Eastern Standard Time, at the principal offices of the Company located at 4200 West Cypress Street, Suite 300, Tampa, Florida 33607, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed on or about September 30, 1998. Following this mailing, certain officers and employees of the Company may solicit proxies by mail, telephone, telecopy or in person, without additional compensation. In addition, the Company has engaged Continental Stock Transfer & Trust Company to assist in this proxy solicitation for a fee of $5,000 plus expenses. Upon request, the Company will reimburse brokers and other persons holding shares for others for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of such shares. All costs of solicitation will be paid by the Company.

       The shares held by each person giving a proxy in the accompanying form will be voted at the meeting in accordance with any instructions specified in the proxy. If no instructions are specified, the shares will be voted; FOR the election as a Class III director of the nominee specified herein and FOR the proposal to amend the 1995 Incentive Plan. A proxy may be revoked by the person giving it any time before its exercise by sending a written notice of such revocation or a later-dated proxy to the Secretary of the Company at the above address or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

       Only stockholders of record at the close of business on September 29, 1998 are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 3,474,333 shares of common stock, $.01 par value per share ("Common Stock"), were outstanding and held of record by stockholders. Stockholders are entitled to one vote for each share of Common Stock held.

       The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote. Except as set forth in the next paragraph, approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Abstentions will therefore have the effect of negative votes with respect to any matter presented at the Annual Meeting, while broker non-votes will have no effect on any matter presented. If authority to vote for the nominee is withheld on a proxy card, no vote will be cast with respect to the shares represented thereby and the outcome of the election will not be affected.

       The New York Stock Exchange ("NYSE") Shareholder Approval Policy requires, in many instances, the approval of the listed company's shareholders option plans, in which the directors or officers participate for the shares to be listed on the NYSE. In order for the approval to be effectively given on Proposal 2, at least a majority of the outstanding Common Stock must cast votes in person or by proxy (counting the total votes cast for, against, abstaining, or indicating no instruction); and a majority of the outstanding Common Stock voting must approve Proposal 2.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth information concerning the beneficial ownership of Common Stock by each person know by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, the directors of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein and all directors and executive officers as a group. Such information is given as of September 29, 1998, the record date. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has, or shares, the power to vote such securities or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of Class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.



NAME OF                           AMOUNT AND NATURE OF      PERCENT
BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP      OF CLASS
-----------------------           --------------------      --------
Lindner Growth Fund(1)                  649,620               18.7%

Chriss W. Street(2)                     306,760                8.2%

Mary Jane Johnson(3)                     21,500                 *

J. Marvin Feigenbaum(4)                  19,416                 *

William H. Boucher(5)                    12,600                 *

Joni Cummings(6)                          3,000                 *

A. Richard Pantuliano(7)                  2,500                 *

H.G. Whittington(8)(9)                    1,000                 *

Robert J. Landis(10)                        500                 *

All executive officers and              367,276(11)            9.7%
directors as a group (9 persons)

-------------------

(1) The mailing address of Lindner Growth Fund is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes approximately 343,820 shares as the result of the conversion of 41,260 shares of Preferred Stock and 250,000 shares sold under an Amended common Stock Purchase Agreement dated June 29, 1995. The shares and convertible debt, as described in its Amendment Number 4 of Schedule 13G dated January 23, 1998, are held in the Lindner Growth Fund.

(2) Includes 12,260 shares held directly and 245,000 shares subject to options that are presently exercisable or exercisable within 60 days. Also includes 49,500 vested shares under a Restricted Stock Grant. Does not include 100,000 shares subject to options which are not presently exercisable, and which are subject to various vesting conditions. Mr. Street's mailing address is c/o Comprehensive Care Corporation, 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.

(3) Includes 21,500 shares subject to options that are presently exercisable or exercisable within 60 days of the record date. Does not include 18,500 shares subject to options which are not presently exercisable, and which are subject to time vesting conditions.

(4) Includes 250 shares held directly and 19,166 shares subject to options that are presently exercisable or exercisable within 60 days of the record date. Does not include 16,666 shares subject to options which are not presently exercisable, and which are subject to time vesting conditions.

(5) Includes 100 shares held directly and 12,500 shares subject to options that are presently exercisable or exercisable within 60 days of the record date. Does not include 10,000 shares subject to options which are not presently exercisable.

(6) Includes 3,000 shares subject to options that are presently exercisable or exercisable within 60 days of the record date. Does not include 17,000 shares subject to options which are not presently exercisable, and which are subject to time vesting conditions.

(7) Includes 2,500 shares subject to options that are presently exercisable or exercisable within 60 days of the record date. Does not include 15,000 shares subject to options which are not presently exercisable, and which are subject to time vesting conditions.

(8) Includes 1,000 shares subject to options that are presently exercisable or exercisable within 60 days. Does not include 19,000 shares subject to options which are not presently exercisable, and which are subject to time vesting conditions.

(9) On August 15, 1998, Dr. Whittington resigned from the Company as an officer and from all positions. Inclusion of Dr. Whittington on this table is only by reason of inclusion in the Summary Compensation Table.

(10) Mr. Landis was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company on July 2, 1998. Includes 500 shares held directly. Does not include 87,500 shares subject to options which are not presently exercisable.

(11) Includes a total of 13,110 shares held directly and 304,666 shares subject to outstanding options that are presently exercisable or exercisable within 60 days of the record date and 49,500 shares of restricted stock over which the holder has sole voting power.

                 PROPOSAL 1 - ELECTION OF ONE CLASS III DIRECTOR

        The number of members that comprise the entire Board of Directors is four in number, of which two are Class I directors; one is a Class II director; and one is a Class III director. The three classes serve staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for such class expires and serve for three years. Messrs. William H. Boucher and J. Marvin Feigenbaum are Class I directors whose terms expire at the 2000 Annual Meeting. Mr. Chriss W. Street is a Class II director whose terms expires at the 1999 Annual Meeting. Mr. A. Richard Pantuliano is the sole Class III director whose term expires at the 1998 Annual Meeting. Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company.

        It is the intention of the persons named as proxies to vote their proxies for the election as a Class III director Mr. A. Richard Pantuliano. Mr. Pantuliano is currently a director, and has consented to continue to serve as a director if elected.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
                          FOR THE NOMINEE LISTED BELOW.

       CLASS III: NOMINEE FOR A THREE-YEAR TERM EXPIRING AT THE YEAR 2001
                         ANNUAL MEETING OF STOCKHOLDERS

A. Richard Pantuliano (Age 53)

        In October 1996, Mr. Pantuliano founded ARP Associates, a company specializing in human resources consulting. Since October 1996 Mr. Pantuliano has served as principal of ARP Associates. From 1968 to 1996, Mr. Pantuliano held various senior management human resources positions with ITT Corporation. Mr. Pantuliano currently renders independent consulting services to Fruehauf Trailer Corporation, a company in which Mr. Street is the Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Pantuliano has served as a director of the Company since May 1997 and currently serves on the Compensation Committee of the Board of Directors.

                THE FOLLOWING ARE INCUMBENT DIRECTORS WHOSE TERMS
                   ARE NOT EXPIRING AT THE 1998 ANNUAL MEETING

William H. Boucher (Age 66)

        Mr. Boucher is a Class I director whose term expires at the 2000 Annual Meeting. Mr. Boucher is currently a self-employed consultant providing services to the dental, behavioral medicine and pharmaceutical industries. From February 1994 to September 1994, he served as Vice President - Sales for Foundation Health Pharmaceutical Services, a health maintenance organization ("HMO"), and was Vice President - Sales for Diagnostek, Inc., a mail-order pharmacy company, from June 1991 to January 1994. Mr. Boucher was also Vice President - Sales for Qual-Med, an HMO, from May 1990 to June 1991, and was Vice President Sales and Marketing for PCS, Inc., a pharmacy processing company, from April 1980 to September 1989. Mr. Boucher has served as a director of the Company since January 1994 and currently serves on the Audit Committee and Compensation Committee of the Board of Directors.

J. Marvin Feigenbaum (Age 48)

        Mr. Feigenbaum is a Class I director whose term expires at the 2000 Annual Meeting. Mr. Feigenbaum has served as the Chairman and Chief Executive Officer of Nu-Tech Bio Med, Inc. since June 1994. For the prior five years thereto, Mr. Feigenbaum acted as an independent consultant in the medical and healthcare industry generally. Mr. Feigenbaum has over 25 years experience in the healthcare industry. Mr. Feigenbaum is also the Chief Executive Officer of Physicians Clinical Laboratories, Inc. ("PCL"), a general clinical laboratory located in the State of California. PCL had, prior to Mr. Feigenbaum's appointment, filed for relief under Chapter 11 of the United States Bankruptcy Code where it operated as a debtor in possession through October 3, 1997. PCL's securities are not publicly traded. Mr. Feigenbaum has served as a director of the Company since March 1994 and currently serves on the Audit Committee and Compensation Committee of the Board of Directors.

Chriss W. Street (Age 48)

        Mr. Street is a Class II director whose term expires at the 1999 Annual Meeting. Mr. Street has been employed by the Company as Chairman, President and Chief Executive Officer of Comprehensive Care Corporation since 1994. Mr. Street has served as a director, member of the stock option committee, and member of the compensation committee of Nu-Tech Bio Med, Inc., a company in which Mr. Feigenbaum is Chairman, President, and Chief Executive Officer. In June 1996, Mr. Street joined the Board of Directors of Fruehauf Trailer Corporation. On October 7, 1996, Fruehauf Trailer Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code and subsequently, Mr. Street was named Chairman, President, and Chief Executive Officer. Fruehauf Trailer Corporation has been operating as a debtor in possession since October 1996, but filed a Plan of Reorganization on July 28, 1998. The Plan of Reorganization was approved on September 16, 1998. Mr. Street has served as a director of Drug Use is Life Abuse since November 1997. Mr. Street is the founder and principal of Chriss Street & Company, an investment banking corporation specializing in corporate reorganization, factoring and securities trading. Mr. Street served as a board member of the Orange County Employee's Retirement System between February 1996 and December 1997. Mr. Street served as a member of the Board of Directors of StreamLogic Corporation (formerly known as Micropolis Corporation), from February 1996 to May 1997. Mr. Street is a graduate of the University of California, Irvine and the Stanford Business School Executive Program.

BOARD MEETINGS AND DIRECTORS' COMPENSATION

        During the fiscal year ended May 31, 1998, the Board of Directors of the Company held 11 meetings in person or by telephone. In addition, the Board of Directors took actions by written consent on 6 occasions. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served during his period of service.

        During fiscal 1998, each non-employee director was compensated at the rate of $1,000 per month of service, with committee chairmen each receiving an additional $500 per month. Directors were required to attend at least three of the five regular Board meetings, and were not compensated for attendance at committee meetings or meetings conducted telephonically.

        During fiscal 1999, each non-employee director will be compensated at the rate of $1,000 per month of service. In addition, each non-employee director will be compensated at the rate of $1,000 for each Board meeting attended and $500 for each Board meeting conducted telephonically in which they participate. Each non-employee director will also be compensated at the rate of $1,200 for each committee meeting attended. Chairpersons of committees created by the Board of Directors will be compensated at the rate of $3,000 per annum.

        In April 1995, Mr. Feigenbaum was appointed Vice Chairman of the Board of Directors for which he is paid an additional $1,500 per month.

        Pursuant to the Company's Directors Stock Option Plan, directors who are not employees receive an Initial Grant of 10,000 shares and an Annual Grant of 5,000 shares. In addition, the Vice Chairman is granted with each annual grant, options to purchase 3,333 shares of the Company's Common Stock. Each chairman of a committee of the Board of Directors is granted with each annual grant, options to purchase 8,333 shares of the Company's Common Stock. Each non-employee director (other than the chairman) who serves on a committee of the Board of Directors is granted with each annual grant, options to purchase 2,500 shares of the Company's Common Stock.

BOARD COMMITTEES

        Audit Committee. The audit committee of the Board of Directors currently consists of Messrs. Feigenbaum and Boucher. The committee reviews the report of the auditors' findings following the close of the audit and thereafter submits a report of such findings to the Board of Directors. It also makes a recommendation to the Board of Directors on the selection of independent public accountants for the subsequent year. The audit committee met 5 times during fiscal 1998.

        Compensation Committee. The compensation committee of the Board of Directors currently consists of Messrs. Boucher, Feigenbaum and Pantuliano. The compensation committee recommends compensation for executives and the issuance of stock options under existing plans and the modification of any such plans. The compensation committee met nine times during fiscal 1998.

        The entire Board serves as the nominating committee and stockholders wishing to recommend candidates for Board membership should submit, in accordance with the Company's Restated Bylaws, timely written notice containing the required information including the name of the candidate and his or her background and qualifications to the Board of Directors, c/o Secretary of the Company, 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, Inc. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, Management believes that from June 1, 1997 through May 31, 1998, all of the Company's directors, officers and 10 percent shareholders complied with all applicable
Section 16(a) filing requirements.

                      REPORT OF THE COMPENSATION COMMITTEE
                            REGARDING COMPENSATION OF
                              EXECUTIVE OFFICERS OF
                         COMPREHENSIVE CARE CORPORATION

        The Company maintains a three-member compensation committee (the "Committee") composed of non-employee directors. The Committee made recommendations regarding all of the compensation of the Company's executives during fiscal 1998. The Board of Directors did not materially disagree with any such recommendations. For fiscal 1998 the Committee was composed of William H. Boucher, J. Marvin Feigenbaum and A. Richard Pantuliano.

OVERVIEW AND PHILOSOPHY

        The Committee believes that a compensation program that enables the Company to attract and retain outstanding executives in the healthcare industry will assist the Company in meeting its long-range objectives, thereby serving the interests of the Company's stockholders. The Committee's compensation-related decisions in fiscal 1998 primarily involved awarding its executives base salaries designed to compensate those executives fairly and competitively.

        The Committee approves compensation objectives and policy for all key employees and determines compensation amounts, including cash compensation, incentive compensation, and stock option grants, for the Company's executive officers.

        The Committee meets regularly to review both cash and non-cash compensation for each executive, and solicits and analyzes period reports from external consultants regarding the appropriateness of compensation levels and decisions. The Company's primary objective is to maximize stockholder value over time by developing a comprehensive business strategy coupled with general compensation policies and practices that are linked to and consistent with the Company's defined business strategy.

        The Company's overall pay philosophy is to provide rewards that (1) are linked to both the Company performance and individual performance, (2) align employee interests with the interests of its stockholders, (3) are sufficient to attract and retain needed high-quality employees, and (4) provide a mix of cash and potential stock ownership tied to the long-term as well as immediate business strategy.

EXECUTIVE OFFICER COMPENSATION

        The key principles used by the Committee in structuring compensation packages and targets of executive officers and key management are as follows:

        - Long-term and at risk focus so that a significant portion of executive pay is focused toward the long-term strategic objectives, with the realization of rewards only as an extension of shareholder interests.

        - Management development - support of compensation opportunities structured to attract and retain individuals who can maximize the creation of stockholder value, and motivate employees to attain company and individual objectives.

        - Equity at risk - linking of corporate performance and individual rewards, to instill ownership.

        - Recognition of individual contributions as well as overall company results toward identified business results.

        - Competitive position of both base salary and total compensation with the healthcare industry.

The Committee uses these principles to review and approve appropriate changes of compensation policy and packages.

COMPONENTS OF EXECUTIVE COMPENSATION

        The components of executive compensation at the Company include (1) base salaries, (2) annual incentive bonuses, (3) long-term incentives, and (4) other broad-based compensation plans.

BASE SALARIES

        The Company's executive officers receive base salaries as compensation for the skills, knowledge and experience that they bring to their positions. Base salaries paid to the Company's executive officers are established by the Committee in conjunction with recommendations by the Company's executive officers, and are not linked to Company or individual performance objectives. Base salaries are intended to be maintained at or slightly above the median of the range of salaries for similar positions at public companies that are in the same lines of business as the Company and are of similar size. Such companies include those listed in the Comparable Company Index in the Performance Graph that appears herein.

        Increases in base salary are intended to be annual and consistent with the individual performance of the executive. From time to time, salary increases may be made to reflect changes in an executive's skills, knowledge and experience, increase in duties and responsibilities, and extraordinary demands on time during the preceding fiscal year. Aggregate growth is designed to be competitive with industry trends and reflective of the overall performance of the Company.

ANNUAL INCENTIVE BONUSES

        In the past years, the Company sought to adopt an annual incentive bonus program that would increase total cash compensation for executives based upon objective improvements of the Company's results of operations. In Fiscal 1998, the Company adopted a new annual incentive bonus program for executive officers and key members of management. At the start of each fiscal year, the Committee, in consultation with senior management, establishes target levels of corporate performance. This target is then translated to a threshold and maximum level of performance with a target opportunity for each executive officer based upon their level of responsibility, potential contribution to the success of the Company, and competitive practices. The target opportunity consists of both Company financial performance (net profit) and individual objectives tied to strategic project activity. The individual's actual award is determined at the end of the fiscal year based upon an assessment of both Company and individual performance. Participation is restricted to Assistant Vice Presidents and above.

LONG-TERM INCENTIVES

        The Company provides long-term incentives to its executives through established programs designed to encourage executives to acquire and hold shares of Common Stock of the Company. Long-term incentives are in the form of stock options granted at fair market value or higher. Executive officers and key management are provided an initial grant at the time of hire or appointment with an annual review for additional grants to replenish vested and exercised shares. The timing and number of options granted under the Company's stock option plan typically takes into account the Company's performance, the executive's contribution to such performance and the total long-term compensation previously granted to each executive.

OTHER COMPENSATION PLANS

        The Company maintains several broad-based employee benefit plans, including the Company's 401(k) Plan, in which the executive officers are permitted to participate on the same terms as other employees.

FISCAL 1998 CHIEF EXECUTIVE OFFICER COMPENSATION

        During fiscal 1998, Chriss W. Street served as Chief Executive Officer of the Company. Mr. Street was initially appointed Interim Chief Executive Officer on May 6, 1994 and was appointed Chief Executive Officer on June 21, 1994. On August 25, 1994, Mr. Street was also appointed President of the Company. In view of Mr. Street's prior and continuing commitment to his investment banking firm and his position with Fruehauf Trailer Corporation, the Board has allowed him to divide his time between the Company and these other activities. This report discusses the principles applicable to Chief Executive Officer compensation generally as well as specific considerations relating to the compensation awarded Mr. Street.

        The Committee believes Mr. Street's compensation as Chief Executive Officer appropriately reflects his outstanding performance during his tenure with the Company in face of the condition of the company and challenges which he inherited upon initially joining the Company. Under Mr. Street's leadership the Company restructured its marketing focus toward managed care and continued to reduce its administrative expenses. The Company also successfully recruited senior management and restructured existing business units.

        In determining Mr. Street's base salary, annual bonuses and equity grants, the Committee considered the Company's overall performance and Mr. Street's individual performance as characterized in the same measures described above for determining executive compensation. The Committee also considered the compensation received by chief executive officers of other healthcare companies, as well as incentives awarded to executives for superior performance.

        Mr. Street's base salary was not increased in fiscal 1998 and remained at the level provided for in his 1995 employment agreement. Additionally, Mr. Street did not receive an annual performance bonus award for fiscal 1998. For the fiscal year ended May 31, 1998, Mr. Street was awarded options to purchase 120,000 shares of common stock, such options vested 100% on June 17, 1998. This grant was coincident with the surrender for cancellation of 50,500 shares of the Company's Common Stock which Mr. Street would otherwise have the right to retain. On September 14, 1998, the Company entered into a new employment agreement with Street that provides for a salary at the rate of $300,000 per annum and an annual bonus based on the performance of the Company as follows: to the extent that the net pre-tax earnings to the Company at the end of each fiscal year is equal to or greater than $500,000 then Mr. Street shall receive a bonus equal to 3% of the Company's net pre-tax earnings for such fiscal year provided, however, that such bonus shall not exceed 50% of Mr. Street's salary in any fiscal year. Pursuant to the terms of the agreement, Mr. Street was granted options to purchase up to an aggregate of 100,000 shares of common stock at an exercise price equal to $6 per share which price is approximately 150% of the closing price of the common stock as reported on the New York Stock Exchange on September 14, 1998. In the event that the Company's net pre-tax earnings are equal to or greater than $1 million, 37,500 of such options vest on May 31, 1999. In addition, 37,500 of such options vest in three equal annual installments based upon increases of at least 12.5% in the Company's market capitalization in each fiscal year during the term of the agreement. The remaining 25,000 options vest on the first anniversary of the grant date.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

        Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1.0 million per executive officer. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1.0 million base. The Board of Directors has determined that no portion of anticipated compensation payable to any executive officer in 1998 would be non-deductible. The Board of Directors will continue to address this issue when formulating compensation arrangements for executive officers, but believes that the deductibility of officer compensation in excess of the $1.0 million threshold is not likely to be an issue for the Company to address in the foreseeable future.

CONCLUSION

        The Compensation Committee believes the executive compensation policies and programs serve the interests of the shareholders of the Company. The Committee also believes the cash and non-cash awards have been linked to and are commensurate with Company performance and individual efforts in achieving the business strategy of the Company.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
           OF THE BOARD OF DIRECTORS OF COMPREHENSIVE CARE CORPORATION

------------------------ ------------------------ -------------------------
  William H. Boucher       J. Marvin Feigenbaum     A. Richard Pantuliano
------------------------ ------------------------ -------------------------

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 1998, recommendations and administrative decisions regarding the compensation of the Company's executives were made by the Compensation Committee of the Board of Directors, which is currently comprised entirely of persons who are not officers or employees of the Company. Mr. W. James Nicol, who served as a director of the Company and a member of the Compensation Committee during fiscal year 1998, served as President of the Company from October 1989 until August 1990 and as an Executive Vice President of the Company and in other senior management positions from 1973 through June 1989. Mr. Nicol resigned as a director on September 30, 1997.

        Mr. Street is a Class II director of the Company and also its Chairman, Chief Executive Officer and President and serves on the stock option committee of the board of directors of Nu-Tech Bio-Med, Inc. Mr. Feigenbaum, the Company's Vice-Chairman and also the Chairman of the Compensation Committee, is also the Chairman of Nu-Tech Bio-Med, Inc.

PERFORMANCE GRAPH

        The following is a line graph comparing the Company's total stockholder returns to those of The New York Stock Exchange Composite Index, a Comparable Company Index (including the Company, PMR Corporation, Magellan Health Services, and Horizon Health Corp.) for each year in the period from June 1, 1993 and ended May 31, 1998. Total return values were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock and in each index was $100 and that all dividends were reinvested.

                                     [GRAPH]

                      ASSUMES $100 INVESTED ON JUNE 1, 1993
                          ASSUMES DIVIDENDS REINVESTED
                      FIVE FISCAL YEARS ENDED MAY 31, 1998

                      May 1993       May 1994     May 1995    May 1996    May 1997     May 1998
                      --------       --------     --------    --------    --------     --------
Comprehensive Care       100           81.82       103.64      134.55       203.64      147.27
  Corporation
Comparable Co.           100          147.09       101.11      149.44       174.27      168.28
  Index
NYSE Composite           100           105.8       121.62      155.06       193.82      252.17


EXECUTIVE COMPENSATION

        This section of the Proxy Statement discloses the compensation earned by the Company's Chief Executive Officer and other executive officers of the Company whose total salary and bonus for fiscal 1998 exceeded $100,000 (together, these persons are sometimes referred to as the "named executives").

                      TABLE I - SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                                      LONG-TERM COMPENSATION
                               ----------------------------------------------------                    ---------------------------
                                                           OTHER         RESTRICTED   SECURITIES       LONG-TERM          ALL
                      FISCAL   SALARY           BONUS      ANNUAL        STOCK        UNDERLYING       INCENTIVE         OTHER
 NAME AND POSITION     YEAR     ($)              ($)   COMPENSATION($)   AWARDS($)    OPTIONS/SARS(#)  PAYOUTS($)     COMPENSATION
 -----------------    ------  -------          ------  ---------------  -----------   ---------------  ----------     ------------
Chriss W. Street       1998   264,263               0      6,000(1)             0         120,000           0            76,998(3)
 Chairman of the       1997   245,192          15,947      5,837(1)       589,919(2)       25,000                       229,508(4)
 Board of              1996   207,324               0      9,225(1)        43,780         100,000                         1,495(15)
 Directors, (17)(18)
 Chief Executive
 Officer(17) and
 President(17)(18)

Mary Jane Johnson      1998   110,040          20,000          0                0          37,000           0            1,012(15)
 Executive Vice        1997    97,125(5)        5,000          0                0           3,000           0              331(15)
 President (17)
 Chief Executive
 Officer (18)

H.G. Whittington,      1998   148,955(6)       20,000          0                0          19.000           0                0
M.D.                   1997    50,468(7)            0          0                0           1,000           0                0
 Executive Vice
 President
 National Medical
 Director (17)

Joni S. Cummings       1998   100,025               0     18,412(8)             0          17,000           0                0
 Executive Vice        1997    76,949               0     24,308(8)             0           3,000           0                0
 President,            1996    18,735               0      6,154(8)             0               0           0                0
 Business
 Development (17)

Richard L. Powers      1998   124,661(9)       30,149          0          413,627               0           0            1,125(15)
 Executive Vice        1997   128,185          87,000     49,805(10)        5,812          30,000           0              860(15)
 President, Sales      1996    95,622               0    133,001(10)       15,449               0           0                0
 and Marketing (18)

Stuart J. Ghertner     1998    58,455(11)      13,333     17,500(14)            0               0           0                0
 Chief Operating       1997   158,958(12)(13)  21,667     27,500(14)            0         125,000           0                0
 Officer (17)

Robert J. Landis       1998         0(16)           0          0                0               0           0                0
 Executive Vice
 President-Chief
 Financial Officer
 and Treasurer (17)(18)


--------------------------------

(1) Represents a car allowance paid by the Company and in accordance with Mr. Street's employment agreement.

(2) In September 1995, the Board of Directors granted and issued to its President and Chief Executive Officer 100,000 Restricted Shares of its Common Stock, $0.01 par value. The Restricted Shares were subject to vesting at the rate of 5,000 Restricted Shares per fiscal year over a 20-year period. The vesting of the restricted shares was subject to acceleration upon the occurrence of certain events of acceleration. As of December 1997, 49,500 Restricted Shares were vested and 50,500 were unvested, with the holder having sole voting power. In December 1997, the Company, with the consent of Chriss W. Street, terminated a grant of the remaining unvested shares originally granted in September 1995. Coincident with this transaction, the Company implemented a new program to grant Mr. Street 120,000 options of common stock at a price of $6.6875. These options are fully vested, non-incentive stock options, exercisable on and after June 17, 1998 and through December 8, 2007, regardless of whether Mr. Street's employment with the Company continues through that date.

(3) Represents $75,873 of a one-time bonus for taxes payable due to the acceleration of Restricted Shares and $1,125 in amounts contributed to Mr. Street's 401(k) Plan Account.

(4) Represents $227,589 of a one-time bonus for taxes payable due to the acceleration of Restricted Shares and $1,919 in amounts contributed to Mr. Street's 401(k) Plan Account.

(5) Between August 1, 1996, and January 25, 1997, Ms. Johnson served as an independent consultant to the Company for which she received an aggregate compensation of $53,000.

(6) Dr. Whittington ceased to be an executive officer of the Company on August 15, 1998.

(7) Dr. Whittington was employed on January 13, 1997. Accordingly, amounts shown for Dr. Whittington only reflect compensation that he earned from his date of hire through the end of fiscal 1997.

(8)   Represents commissions paid to Ms. Cummings.

(9) Mr. Powers ceased to be an executive officer of the Company on February 28, 1998.

(10)  Represents commissions paid to Mr. Powers.

(11) Dr. Ghertner ceased to be an executive officer of the Company on September 12, 1997.

(12) Dr. Ghertner was employed by the Company on January 1, 1997. Accordingly, amounts shown for Dr. Ghertner only reflect compensation that he earned from his date of hire through the end of fiscal 1997.

(13) Between August 6, 1996 through December 31, 1996, Dr. Ghertner served as an independent consultant to the Company for which he received an aggregate compensation of $93,000.

(14) Represents compensation expense related to the vesting of options which were not performance related.

(15) Represents amounts contributed by the Company to the indicated person's 401(k) Plan Account.

(16) Mr. Landis was employed by the Company on July 2, 1998. His compensation includes a base salary of $150,000 per annum plus a bonus that is performance related. The Company has granted options to purchase 87,500 shares of common stock, which become 100% vested on January 2, 1999 and expire on July 2, 2008.

(17)  Comprehensive Care Corporation.

(18)  Comprehensive Behavioral Care, Inc., principal subsidiary of the Company.

                     TABLE II - OPTIONS HELD AT MAY 31, 1998

      The following tables present information regarding the number of unexercised options held by the Company's named executives at May 31, 1998. Two of the Company's named executives exercised options for 59,800 shares of the Company's Common Stock in fiscal 1998. No stock appreciation rights were granted or held by such persons during fiscal 1998.

                      OPTION GRANTS IN THE LAST FISCAL YEAR


                                               % of Total        Exercise
                                             Options Granted     Price                      Grant Date
                                  Options    to Employees in     per          Expiration    Present
      Name                        Granted      Fiscal Year       Share        Date          Value(1)
      ---------------------       -------    ---------------     --------     ----------    ----------
      Chriss W. Street            120,000          24%            $6.688       12/08/07       $2.68

      Mary Jane Johnson            37,000           7%           $10.875       09/06/07       $5.06

      H.G. Whittington, M.D.       19,000           4%            $8.000       01/23/08       $3.72

      Joni S. Cummings             17,000           3%            $8.000       01/23/08       $3.72

----------------------

(1) Black-Scholes option pricing method has been used to calculate present value as of date of grant. The present value as of the date of grant, calculated using the Black-Scholes method is based on assumptions about future interest rates, stock price volatility and dividend yield. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend upon the market price of the Common Stock on the date of exercise.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND AGGREGATED FISCAL YEAR-END OPTION VALUE


                                                                                         Value of
                                                           Number of                   Unexercisable
                                                          Unexercised                  In-the-Money
                             Shares                        Options at                    Options at
                           Acquired on     Value        Fiscal Year-End(1)           Fiscal Year-End(2)
 Name                      Exercise(#)   Realized($) Exercisable/Unexercisable   Exercisable/Unexercisable
 -------------------       -----------   ----------- -------------------------   -------------------------
 Chriss W. Street(3)          39,500      534,719        125,000/120,000              257,375/412,500

 Mary Jane Johnson                 -            -           3,000/37,000                            0

 H. G. Whittington, M.D.           -            -           1,000/19,000                     0/40,375

 Joni S. Cummings                  -            -           3,000/17,000                     0/36,125

 Richard L. Powers            20,300       54,594                      0                            0



-------------------------

(1) The numbers of options granted prior to October 21, 1994, have been adjusted for the ten-for-one reverse stock split which was effective October 21, 1994.

(2) Calculated on the basis of the closing sale price per share for the Company's Common Stock on the New York Stock Exchange of $10.125 on May 31, 1998. Value was calculated on the basis of the difference between the option exercise price and $10.125 multiplied by the number of shares of Common Stock underlying the respective options.

(3) Exercisable options include options for 40,000, 25,000, 20,000, 20,000 and 20,000 shares granted in the Company's 1988 Incentive Stock Option and Non-statutory Plans at $6.25, $7.875, $8.00, $10.00 and $12.00 per share, respectively. Unexercisable options represent the 120,000 options granted during fiscal 1998.

CONTRACTS WITH EXECUTIVES

        On September 14, 1998 the Company entered into a new employment agreement with Mr. Chriss W. Street, the President and Chief Executive Officer of the Company. The agreement has a term expiring on November 30, 2001. Mr. Street's employment agreement provides for a salary at the rate of $300,000 per annum and an annual bonus based on the performance of the Company as follows: to the extent that the net pre-tax earnings to the Company at the end of each fiscal year is equal to or greater than $500,000 then Mr. Street shall receive a bonus equal to 3% of the net pre-tax earnings of the Company for such fiscal year provided, however, that such bonus shall not exceed 50% of Mr. Street's base salary in any fiscal year. Pursuant to the terms of the agreement, Mr. Street was granted options to purchase up to an aggregate of 100,000 shares of common stock at an exercise price equal to $6 per share which price is approximately 150% of the closing price of the common stock as reported on the New York Stock Exchange on September 14, 1998. In the event that the Company's net pre-tax earnings are equal to or greater than $1 million, 37,500 of such options vest on May 31, 1999. In addition, 37,500 of such options vest in three equal annual installments based upon increases of at least 12.5% in the Company's market capitalization in each fiscal year during the term of the agreement. The remaining 25,000 options vest on the first anniversary of the grant date. In addition, Mr. Street is provided with health insurance and other benefits and a policy of life insurance. He also receives an auto allowance of $600 per month and reimbursement for expenses incurred on behalf of the Company and in connection with the performance of his duties. The agreement obligates the Company to use its best efforts to cause Mr. Street to continue to be elected as a Class II director, and as Chairman of its Board of Directors. The agreement provides that the Company procure Directors and Officers Liability Insurance in an amount not less than $1.0 million.

Mr. Street's employment agreement provides that in the event of a change of control of the Company as defined therein, Mr. Street will be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) two times the sum of Mr. Street's then prevailing base salary.

        On September 14, 1998, the Company entered into an employment agreement with Robert J. Landis, the Executive Vice President and Chief Financial Officer and Treasurer of the Company and Chief Financial Officer of the Company's principal subsidiary, Comprehensive Behavioral Care, Inc. The agreement has a term expiring on January 2, 2000. Mr. Landis' employment agreement provides for a salary at the rate of $150,000 per annum and a bonus of up to an amount not exceeding $50,000. Pursuant to the terms of the agreement, Mr. Landis was granted options to purchase 87,500 shares of common stock at an exercisable price equal to $10 per share. Such options fully vest on January 2, 1999 and expire on July 2, 2008. In addition, subject to Mr. Landis being employed by the Company, Mr. Landis shall be granted options annually to purchase 25,000 shares of common stock at an exercisable price equal to the closing price of the common stock on the New York Stock Exchange on the date of grant. Such option shall vest at the rate of 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant. In addition, Mr. Landis is provided with health insurance and other benefits and a policy of life insurance. Mr. Landis' employment agreement provides that in the event of a change in control of the Company as defined therein or his termination without cause, Mr. Landis will be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) twelve (12) months base salary, together with his bonus.

INDEMNIFICATION AGREEMENT

        In connection with the Company's indemnification program for executive officers and directors, Messrs. Street, Landis, Carnaham, Boucher, Feigenbaum, and Pantuliano, and Ms. Johnson, Cummings, Dolan, Cheney and Watson, as well as four former directors and five former executive officers, are entitled to indemnification and are beneficiaries of the officers and directors indemnification trust. The Company considers it desirable to provide each Indemnitee with specified assurances that the Company can and will honor the Company's obligations under the indemnification agreements, including a policy of insurance to provide for directors and officers liability coverage.

STOCK OPTION PLANS

        The 1995 Incentive Plan, as amended December 8, 1997 (the "1995 Plan") provides for the granting of options to eligible employees and consultants to the Company. Options granted as incentive stock rights, stock options, stock appreciation rights, limited stock appreciation rights and restricted stock grants under the 1995 Plan may qualify as an ISO under Section 422A of the Internal Revenue Code. Options for ISOs may be granted for terms up to ten years and are generally exercisable in cumulative increments of 33 percent each year. Options for NSOs may be granted for terms up to 13 years. Options for ISOs must equal or exceed the fair market value of the shares on the date of grant, and 65 percent in the case of other options. The 1995 Plan also provides for the full vesting of all outstanding options under certain change of control events. The maximum number of shares authorized for issuance under the 1995 Plan is 600,000.

        In September 1995, the Board of Directors granted and issued to its President and Chief Executive Officer, 100,000 Restricted Shares of its Common Stock, $0.01 par value. Such grant of Restricted Shares was issued from the Company's 1995 Incentive Plan and was ratified by the stockholders at the 1995 Annual Meeting. The Restricted Shares were subject to vesting at the rate of 5,000 shares per fiscal year (the "Annual Vested Shares") over a 20-year period. The vesting of the Restricted Shares was subject to acceleration upon the occurrence of certain events of acceleration. As of December 1997, 49,500 Restricted Shares were vested and 50,500 were unvested, with the holder having sole voting power. During such month, the Company, with the consent of Mr. Street, terminated a grant of the remaining unvested shares originally granted in September

1995. Coincident with this transaction, the Company implemented a new program to grant Mr. Street 120,000 options of common stock at a price of $6.6875. These options are fully vested, non-incentive stock options, exercisable on and after June 17, 1998 and through December 20, 2002, regardless of whether Mr. Street's employment with the Company continues through that date.

        The Company has a non-qualified stock option plan for its outside directors (the "Directors' Stock Option Plan" or the "Directors' Plan"). The Directors' Plan provides for the Company to grant to each non-employee director options as follows: (1) each individual serving as a non-employee director as of the effective date were granted a non-qualified stock option to purchase 10,000 shares of Common Stock ("Initial Grant"); (2) each individual who first becomes a non-employee director on or after the effective date, will be granted, at the time of such election or appointment a non-qualified stock option to purchase 10,000 shares of Common Stock ("Initial Grant"); (3) commencing with the 1995 annual meeting of the Company's stockholders, each individual who at each annual meeting of the Company's stockholders remains a non-employee director will receive an additional non-qualified stock option to purchase 2,500 shares of Common Stock. Commencing with the 1996 annual meeting, the number of options awarded annually to all non-employee directors was increased from 2,500 shares to 5,000 shares and provided for an annual grant of special service options to the Vice Chairman of the Board of 3,333 shares and to each committee chairman of 8,333 shares and each committee member of 2,500 shares. In addition, each non-employee director will automatically be granted an option to purchase 10,000 shares upon joining the Board of Directors and options to purchase 5,000 shares on the date of the annual meeting. Each non-qualified stock option is exercisable at a price equal to the Common Stock's fair market value as of the date of grant. Initial grants vest annually in 25 percent increments beginning on the first anniversary of the date of grant, provided the individual is still a director on those dates. Annual grants will become 100 percent vested as of the first annual meeting of the Company's stockholders following the date of grant, provided the individual is still a director as of that date. An optionee who ceases to be a director shall forfeit that portion of the option attributable to such vesting dates on or after the date he or she ceases to be a director. The maximum number of shares authorized for issuance under the Directors' Plan is 200,000.

EXECUTIVE TERMINATION AGREEMENTS

        For information related to the termination benefits for Mr. Street and Mr. Landis, see the description of the employment agreements between the Company and Mr. Street and Mr. Landis under "Contracts with Executives."

CERTAIN TRANSACTIONS

        In September 1995, the Board of Directors granted and issued to Chriss
W. Street, its President and Chief Executive Officer, 100,000 Restricted Shares of its Common Stock, $0.01 par value. The Restricted Shares were subject to vesting at the rate of 5,000 Restricted Shares per fiscal year over a 20-year period. The vesting of the restricted shares were subject to acceleration upon the occurrence of certain events. As of December 1997, 49,500 Restricted Shares were vested and 50,500 were unvested, with the holder having sole voting power. In December 1997, the Company, with the consent of Chriss W. Street, terminated the grant of the remaining unvested shares originally granted in September 1995. Coincident with this transaction, the Company implemented a new program to grant Mr. Street 120,000 options of common stock at a price of $6.6875. These options are fully vested, non-incentive stock options, exercisable on and after June 17, 1998 and through December 8, 2007, regardless of whether Mr. Street's employment with the Company continues through that date.

        For a description of the employment agreements approved by the Board of Directors on September 14, 1998 between the Company and Mr. Street and the Company and Mr. Landis, please see "Contracts with Executives".

        PROPOSAL 2 - PROPOSAL TO AMEND THE COMPREHENSIVE CARE CORPORATION
              1995 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
                       OF COMMON STOCK ISSUABLE THEREUNDER
                               TO 1,000,000 SHARES

        The Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Comprehensive Care Corporation 1995 Incentive Plan as amended on December 8, 1997 (the "Plan") to increase the number of shares issuable thereunder from 600,000 to 1,000,000 shares. The Plan, as amended, is described under "Stock Option Plans", and the Resolution to be approved by the stockholders of the Company amending the Plan is annexed as Appendix A to this Proxy Statement.

        The Amendment to the Plan is necessary by reason of the fact that of the 600,000 shares authorized under the Plan, options to acquire an aggregate of 520,575 shares of Common Stock have been issued, leaving 79,425 shares remaining which could be issued under the Plan. The remaining number of shares authorized under the Plan are viewed by management to be insufficient to provide for additional awards to attract and retain key executive personnel and to incentivize management personnel to maximize the value of the Company for all of it stockholders. See "Executive Compensation - Summary Compensation Table" and "Option Grants in the Last Fiscal Year" for information relating to stock option grants to the Company's named executive officers. Management is of the belief that, in view of the anticipated expansion of the Company's operations over the next several years, the recent relocation of certain financial and administrative functions to Tampa, Florida and the associated need to recruit new middle management personnel, the challenge and mission of existing executive officers will increase. The Plan is designed to augment the Company's existing compensation programs and is intended to enable the Company to have its executives, key employees and consultants participate in the growth and success of the Company through awards under the Plan.

        It is further felt that the grant of options under the Plan will improve the Company's ability to reward management and to attract new additions to management as well as to replace management, and is particularly appropriate given the Company's plan for the continued expansion of the Company's business.

        Rather than adopting a new plan entirely, management has deemed it advisable to increase the number of shares available under the 1995 Incentive Plan.

        The affirmative vote of the holders of a majority of the shares of the Company's Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal.

        THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL NUMBER 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                              INDEPENDENT AUDITORS

        Ernst & Young LLP ("Ernst & Young") initially became engaged as the Company's independent auditors for fiscal year 1995. Ernst & Young has performed the audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended May 31, 1995, 1996, 1997 and 1998, and has been selected to perform the audit for the year ended May 31, 1999.

                                  ANNUAL REPORT

        The 1998 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended May 31, 1998 and the Company's annual report on Form 10-K (without exhibits thereto), has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form

10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to the Secretary of the Company, 4200 West Cypress Street, Suite 300, Tampa, Florida 33607.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the 1998 Annual Meeting. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        Stockholder proposals to be submitted for inclusion in the 1999 proxy materials and consideration at the 1999 Annual Meeting of Stockholders must be received by the Company not later than July 20, 1999. Such proposals should be directed to the Secretary of the Company, 4200 West Cypress Street, Suite 300, Tampa, Florida 33607.

                                            By Order of the Board of Directors,

                                            /s/ Courtney Watson

                                            Courtney Watson
                                            Secretary

September 30, 1998
Tampa, Florida

                                   APPENDIX A

                             RESOLUTION TO AMEND THE
                         COMPREHENSIVE CARE CORPORATION
                               1995 INCENTIVE PLAN


        RESOLVED, that in accordance with the provisions of Paragraph 20 of the Comprehensive Care Corporation (the "Company") 1995 Incentive Plan (the "Plan"), originally adopted at the Annual Meeting of Stockholders held on November 9, 1995 and as amended on December 8, 1997, Paragraph 3 relating to the number of shares of Common Stock issuable under the Plan is herewith amended to increase the number of such shares from 600,000 to 1,000,000 shares of Common Stock, and such Paragraph 3, as amended, shall read as follows:

        "3.    Stock subject to the Plan

                      The shares that may be issued upon exercise of options and rights which may be sold under the Plan shall not exceed in the aggregate of 1,000,000 shares of Common Stock, as adjusted to give effect to the anti-dilution provisions contained in Section 12 hereof. Such shares may be authorized and unissued shares, or shares purchased by the Company and reserved for issuance under the Plan. If a stock option or incentive stock right for any reason expires or is terminated without having been exercised in full, or if the shares issued pursuant to restricted stock purchase agreements are repurchased by the Company in accordance with the terms thereof, those shares relating to an unexercised stock option or incentive stock rights or shares which have been repurchased, shall again become available for grant and/or sale under the Plan."

                         COMPREHENSIVE CARE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 17, 1998

    The undersigned hereby appoints Chriss W. Street and Courtney Watson, or either of them, proxies, with power of substitution, to vote the shares of common stock of Comprehensive Care Corporation which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders on November 17, 1998, and any adjournment thereof, as follows:

    1. PROPOSAL 1: Election of Director:

       [ ] FOR the election as a director the following:

           Class III: Nominee for a 3-year term expiring in the year 2001:

              A. Richard Pantuliano

       [ ] WITHHOLD AUTHORITY to elect the nominee listed above.

    PROPOSAL 2. Proposal to amend the 1995 Incentive Plan to increase the number of shares available from 600,000 shares to 1,000,000 shares.

                     [ ] FOR    [ ] AGAINST     [ ] ABSTAIN

    3. With discretionary power in the transaction of such other business as may properly come before the annual meeting.

                  (Continued and to be signed on reverse side)

    THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 1998 ANNUAL MEETING.

                                                 Dated:                   , 1998

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature (if held jointly)

                                                 -------------------------------
                                                 Title or authority (if
                                                 applicable)

                                                 NOTE: Please sign exactly as
                                                 name appears hereon. If shares
                                                 are registered in more than one
                                                 name, the signature of all
                                                 persons are required. A
                                                 corporation should sign in its
                                                 full corporate name by a duly
                                                 authorized officer, stating his
                                                 or her title. Trustees,
                                                 guardians, executors and
                                                 administrators should sign in
                                                 their official capacity, giving
                                                 their full title as such. If a
                                                 partnership, please sign in the
                                                 partnership name by an
                                                 authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.

              NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.